Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

•	Declares Quarterly Cash Dividend of $0.075 per Share

EL SEGUNDO, Calif., May 1, 2012 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2012 first quarter ended April 1, 2012.

For the fiscal 2012 first quarter, net sales were $218.5 million, compared to net sales of $221.1 million for the first quarter of fiscal 2011. Same store sales decreased 2.9% for the first quarter of 2012. The Company’s first quarter sales were negatively affected by a lack of winter weather in most of the Company’s geographic markets, which significantly reduced demand for cold weather apparel and footwear and snow-related products.

Gross profit for the fiscal 2012 first quarter was $67.4 million, compared to $72.2 million in the first quarter of the prior year. The Company’s gross profit margin was 30.9% in the fiscal 2012 first quarter versus 32.6% in the first quarter of the prior year. The decrease in gross profit margin was driven primarily by lower merchandise margins of 156 basis points reflecting the product sales mix shift away from higher margin winter-related products due to unfavorable winter weather conditions, as well as increased promotional activities and product cost inflation.

Selling and administrative expense as a percentage of net sales was 30.5% in the fiscal 2012 first quarter versus 30.4% in the first quarter of the prior year. Overall selling and administrative expense decreased $0.7 million during the quarter from the prior year due mainly to a reduction in employee benefit-related costs from higher than normal levels in the prior year period, as well as a reduction in debit card fees as a result of recent federal legislation.

Net income for the first quarter of fiscal 2012 was $156,000, or $0.01 per diluted share. For the first quarter of fiscal 2011, net income was $2.8 million, or $0.13 per diluted share.

“Our results for the first quarter reflect the challenging economic conditions in our western markets and, most significantly, highly unfavorable winter weather conditions in most of our major geographic areas, which led to an over 25% decrease in winter-related product sales for the period,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Excluding winter-related products, our sales performed positively in the first quarter and strength in non-winter merchandise has continued into the start of the second quarter as we move beyond the winter selling season. Our same store sales are currently running in the positive low single-digit range for the second quarter to date. We believe the positive trends in our business reflect the early benefits of our ongoing initiatives to refine our merchandising mix and adjust our promotional and marketing plans to better appeal to today’s consumer.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on June 15, 2012 to stockholders of record as of June 1, 2012.

Share Repurchases

During the fiscal 2012 first quarter, the Company repurchased 172,471 shares of its common stock for a total expenditure of $1.4 million. As of the end of the first quarter, the Company had approximately $11.8 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance

For the fiscal 2012 second quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.05 to $0.11. This guidance assumes that merchandise margin comparisons to the prior year will be negative, but significantly improved relative to the year-over-year comparisons experienced in the first quarter. Guidance also anticipates a small negative impact from the calendar shift of the July 4th holiday further into the third quarter, as well as an estimated pre-tax charge of approximately $1.2 million, or $0.04 per diluted share, to provide for the closing of three stores. For comparative purposes, the Company’s earnings per diluted share for the second quarter of fiscal 2011 were $0.14, including a non-cash impairment charge of $0.02 per diluted share.

Store Openings

During the fiscal 2012 first quarter, the Company opened one new store, which is a relocation of an existing store that is expected to close in the second quarter, and ended the quarter with 407 stores in operation. During the fiscal 2012 second quarter, the Company anticipates opening three new stores, one of which is a relocation of an existing store that is expected to close later in the year, and closing four stores, one of which relates to the relocation that occurred in the first quarter. For the fiscal 2012 full year, the Company currently anticipates opening approximately ten new stores, relocating approximately six stores and closing three stores. Of the six stores expected to be relocated in fiscal 2012, the Company anticipates closing approximately three stores this year and the remaining three stores in fiscal 2013.

Conference Call Information

The Company will host a conference call and audio webcast today, May 1, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. EDT) to discuss financial results for the first quarter of fiscal 2012. To access the conference call, participants in North America should dial (888) 417-8525, and international participants should dial (719) 325-2234. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 15, 2012 by calling (877) 870-5176 to access the playback; pass code is 9842734.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 407 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2011. Big 5 conducts its business in a highly competitive and rapidly changing environment.

Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 1, 2012	January 1, 2012
ASSETS

Current assets:
Cash and cash equivalents	$5,563	$4,900
Accounts receivable, net of allowances of $85 and $142, respectively	12,359	13,106
Merchandise inventories, net	267,521	264,278
Prepaid expenses	7,988	7,972
Deferred income taxes	8,004	8,410

Total current assets	301,435	298,666

Property and equipment, net	72,903	75,369
Deferred income taxes	13,730	13,236
Other assets, net of accumulated amortization of $446 and $383, respectively	2,287	2,360
Goodwill	4,433	4,433

Total assets	$394,788	$394,064

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$93,595	$77,593
Accrued expenses	53,737	62,547
Current portion of capital lease obligations	1,599	1,617

Total current liabilities	148,931	141,757

Deferred rent, less current portion	21,965	22,483
Capital lease obligations, less current portion	3,111	3,145
Long-term debt	60,197	63,476
Other long-term liabilities	6,821	6,613

Total liabilities	241,025	237,474

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,592,454 and 23,483,815 shares, respectively; outstanding 21,827,138 and 21,890,970 shares, respectively	236	235
Additional paid-in capital	99,713	99,665
Retained earnings	77,578	79,037
Less: Treasury stock, at cost; 1,765,316 and 1,592,845 shares, respectively	(23,764)	(22,347)

Total stockholders’ equity	153,763	156,590

Total liabilities and stockholders’ equity	$394,788	$394,064

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 1, 2012	April 3, 2011

Net sales	$218,496	$221,143

Cost of sales	151,068	148,960

Gross profit	67,428	72,183

Selling and administrative expense	66,585	67,262

Operating income	843	4,921

Interest expense	600	605

Income before income taxes	243	4,316

Income taxes	87	1,556

Net income	$156	$2,760

Earnings per share:
Basic	$0.01	$0.13

Diluted	$0.01	$0.13

Dividends per share	$0.075	$0.075

Weighted-average shares of common stock outstanding:
Basic	21,489	21,619

Diluted	21,654	21,946